[OBJECT OMITTED]     Alltrista Corporation News

5875 CASTLE CREEK PARKWAY, NORTH DRIVE, SUITE 440, INDIANAPOLIS, IN  46250-4330

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                                  Exhibit 99.1


            ALLTRISTA CORPORATION ANNOUNCES MANAGEMENT REORGANIZATION

INDIANAPOLIS, Ind., -- September 25, 2001 - Alltrista Corporation (NYSE: ALC) announced today that Thomas B. Clark, Chairman, President and Chief Executive Officer and Kevin Bower, Chief Financial Office had left the company to pursue other interests. The Board recognized the contributions and efforts that Mr. Clark and Mr. Bower had made to the Company since its spin off from Ball Corporation in 1993.

     The Board appointed Martin E. Franklin as Chairman and Chief Executive Officer and Ian G.H. Ashken as Vice Chairman, Chief Financial Officer and Company Secretary.

     Mr. Franklin, appointed to the Board of Alltrista in June 2001, has considerable experience operating public companies. Mr. Franklin served as Chairman and Chief Executive Officer of Benson Eyecare Corporation, an integrated optical products company, from 1992 until its sale in 1996. From 1996 he served as executive Chairman of the Benson Eyecare spin off companies, Lumen Technologies, Inc. and Bolle, Inc. until their respective sales in 1998 and 2000. In addition to various private company directorships, Mr. Franklin served on the board of directors of Corporate Express, Inc. prior to its sale in 1999 and currently serves on the board of directors of Specialty Catalog Corp. (Nasdaq: CTLG).

     Mr. Ashken has worked with Mr. Franklin for over eleven years, serving as Chief Financial Officer and a Director of Benson Eyecare Corporation, Lumen Technologies, Inc. and Bolle, Inc. Mr. Ashken also has considerable experience as a board member and operating manager of a number of private companies. Mr. Ashken was appointed to the Board of Alltrista in June 2001.

     Martin E. Franklin commented: "The challenges facing Alltrista in the short term are considerable, particularly in the thermoformed products division, which has been hardest hit by the current economic slowdown. However, we believe that the Consumer Products and Zinc businesses have significant unrealized potential, and we will focus our efforts on growing these businesses as well as completing the turnaround of the plastics division. We intend to concentrate on reducing costs, improving margins and working with the Board to build shareholder value."

Alltrista is a materials-based company. Its plastics group serves numerous fields, including healthcare, consumer, appliance, motor vehicle and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints. Please visit the company's Web site at www.alltrista.com for further information.

Note: This news release contains forward-looking statements intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2000, and its Form 10-Q for the three months ended July 1, 2001.